Exhibit n.4

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Hercules Technology Growth Capital, Inc.:

We have audited the consolidated financial statements of Hercules Technology Growth Capital, Inc. and its subsidiaries as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013 and of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013 referred to in our report dated February 27, 2014 appearing in the accompanying registration statement on Form N-2. We have also previously audited the consolidated financial statements of the Company as of and for the year ended December 31, 2011 and 2010 (not presented herein) appearing under Item 8 of the Company’s 2011 Annual Report on Form 10-K, and we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the senior securities table of Hercules Technology Growth Capital, Inc. and its subsidiaries for each of the four years in the period ended December 31, 2013 appearing on page 129 of this Form N-2 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

March 20, 2014